EXHIBIT 99.(d)(xx)

MANAGEMENT FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

This Management Fee Waiver and Expense Reimbursement Agreement (this “Agreement”) is made and entered into this 1st day of December 2006 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Investment Trust (“Investment Trust”) with respect to the Lord Abbett Balanced Strategy Fund, Lord Abbett Income Strategy Fund, Lord Abbett World Growth & Income Strategy Fund, and Lord Abbett Diversified Equity Strategy Fund (each a “Fund”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.     Lord Abbett agrees to waive its management fee payable under the Management Agreement between Lord Abbett and Investment Trust with respect to each Fund for the period set forth in paragraph 6 below.

2.     With respect to the Lord Abbett Balanced Strategy Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) ninety-eight basis points (0.98%) for Class A shares of the Fund, (b) one hundred sixty-three basis points (1.63%) for Class B shares of the Fund, (c) one hundred sixty-three basis points (1.63%) for Class C shares of the Fund, (d) one hundred eight basis points (1.08%) for Class P shares of the Fund, and (e) sixty-three basis points (0.63%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 6 below.

3.     With respect to the Lord Abbett Income Strategy Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) one hundred nineteen basis points (1.19%) for Class A shares of the Fund, (b) one hundred eighty-four basis points (1.84%) for Class B shares of the Fund, (c) one hundred eighty-four basis points (1.84%) for Class C shares of the Fund, (d) one hundred twenty-nine basis points (1.29%) for Class P shares of the Fund, and (e) eighty-four basis points (0.84%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 6 below.

4.     With respect to the Lord Abbett World Growth & Income Strategy Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) one hundred forty-nine basis points (1.49%) for Class A shares of the Fund, (b) two hundred fourteen basis points (2.14%) for Class B shares of the Fund, (c) two hundred fourteen basis points (2.14%) for Class C shares of the Fund, (d) one hundred fifty-nine basis points (1.59%) for Class P shares of the Fund, and (e) one hundred fourteen basis points (1.14%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 6 below.

5.     With respect to the Lord Abbett Diversified Equity Strategy Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) one hundred fifty-one basis points (1.51%) for Class A shares of the Fund, (b) two hundred sixteen basis points (2.16%) for Class B shares of the Fund, (c) two hundred sixteen basis points (2.16%) for Class C shares of the Fund, (d) one hundred sixty-one basis points (1.61%) for Class P shares of the Fund, and (e) one hundred sixteen basis points (1.16%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 6 below.

6.     Lord Abbett’s commitments described in paragraphs 1, 2, 3, 4, and 5 will be effective from December 1, 2006 through March 31, 2008.

IN WITNESS WHEREOF, Lord Abbett and Investment Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, on the day and year first above written.

LORD ABBETT INVESTMENT TRUST

By:	/s/ Christina T. Simmons
Christina T. Simmons
Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel